Exhibit 10.1

Description of Excess Retirement Benefit Arrangements with Certain Executive Officers

The Company has certain arrangements with some of its highly compensated employees to compensate them for reductions in retirement benefits resulting in their inability to fully participate in the Company’s U.S. tax-qualified defined benefit pension plan (the “Retirement Plan”).

The Internal Revenue Code (“Code”) places a limitation on the amount of employee compensation that can be taken into consideration when calculating employee contributions or benefits under the Retirement Plan. Under the excess retirement benefit arrangement, the Company calculates additional benefits that would have been received by the employees if the compensation in excess of the Code limit (the “Excess Compensation”) had been included. The retirement benefits based upon the Excess Compensation are determined in a manner consistent with the actuarial determination of normal benefits under the Retirement Plan.

The annual Excess Compensation benefit amount is reduced by discounting the benefit to present value based upon a discount rate and life expectancy assumptions consistent with the Retirement Plan. The benefit is further reduced by the amount of additional contributions that the employee would have made.

Currently, this arrangement is provided to ten employees, including the Company’s principal executive officer, David S. Haffner, the Company’s principal financial officer, Matthew C. Flanigan, and the following named executive officers: Jack D. Crusa, Karl G. Glassman and Felix E. Wright.

In conjunction with the freezing of the Retirement Plan described in the Company’s Current Report on Form 8-K filed November 20, 2006, no further benefits will accrue under this excess retirement benefit arrangement after December 31, 2006. Under the arrangement, the Company was to pay out the benefits in the form of a lump sum cash payment upon termination of employment. However, on December 6, 2006, the Compensation Committee authorized the distribution of all accrued benefits under the excess retirement benefit arrangements though December 31, 2006 to the ten current employees as soon as practicable in 2007. The total accrued benefits to be distributed to the principal executive officer, principal financial officer and named executive officers under this arrangement through year-end 2005 were as follows: Haffner - $49,443; Flanigan - $736; Crusa - $2,662; Glassman - $10,477; and Wright - $229,889. The accrued benefits through year-end 2006 are not currently available. After the distribution, the arrangement will effectively be terminated.